Exhibit 3.2
CERTIFICATE OF AMENDMENT

TO THE
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION OF
NEW REMY HOLDCO CORP.
[_____]
Pursuant to Section 242 of the General Corporation Law of the State of Delaware, as amended (the “DGCL”), New Remy Holdco Corp., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), does hereby certify as follows:
First: The name of the Corporation is “New Remy Holdco Corp.” The Amended and Restated Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on [_____].
Second: The board of directors of the Corporation duly adopted resolutions by written consent, in accordance with Sections 141(f) and 242 of the DGCL, setting forth an amendment to the Amended and Restated Certificate of Incorporation of the Corporation and declaring such amendment to be advisable, as follows:
RESOLVED, that the Certificate of Incorporation of the Corporation is hereby amended by deleting Article I in its entirety and replacing it with the following:
“ARTICLE I
NAME
The name of the Corporation is “Remy International, Inc.””
[signature page follows]

In Witness Whereof, the undersigned has caused this Certificate of Amendment to the Amended and Restated Certificate of Incorporation of the Corporation to be executed as of the date first written above.

NEW REMY HOLDCO CORP.
By:
Name:
Title: